FORM 8-K

                                     SECURITIES AND EXCHANGE COMMISSION


                                           Washington, D.C. 20549





                                               CURRENT REPORT


                                     Pursuant to Section 13 or 15(d) of the
                                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported): April 28, 1995




                                            ROSE'S STORES, INC.
                       (Exact name of registrant as specified in its charter)


                                                  Delaware
                            (State or other jurisdiction of incorporation)


0-631                                                               56-0382475
(Commission File Number)                     (IRS Employer Identification No.)

218 S. Garnett Street
Henderson, North Carolina                                                27536
(Address of principal executive offices)                            (Zip Code)


                                          (919) 430-2600
                       (Registrant's telephone number, including area code)

Item 5.  Other Events

    As discussed in the Form 8-K dated May 1, 1995, the Registrant emerged from Chapter 11 on April 28, 1995, simultaneously with the funding of the Company's exit financing facility. The Independent Auditor's Report and Note 18, Subsequent Events, to the financial statements have been revised.

     The entire financial statements are included as an exhibit, however, the only modifications were those in the Independednt Auditor's Report and Note 18.

Item 7.  Financial Statements and Exhibits

          The following exhibits are part of this report:

                   Exhibit 13                   Financial Statements

                                     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                ROSE'S STORES, INC.




Date:  May 10, 1995                            By: /s/ Jeanette R. Peters

                                                 Jeanette R. Peters
                                                 Senior Vice President
                                                 Chief Financial Officer

                                      EXHIBIT INDEX


Exhibit No.                    Description                            Page No.

Exhibit 13                   Financial Statements

MANAGEMENT'S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

January 28, 1995

     The consolidated financial statements on the following pages have been prepared by management in conformity with generally accepted accounting principles. Management is responsible for the reliability and fairness of the financial statements and other financial information included herein.
     To meet its responsibilities with respect to financial information, management maintains and enforces internal accounting policies, procedures and controls which are designed to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Management believes that the Company's accounting controls provide reasonable, but not absolute, assurance that errors or irregularities which could be material to the financial state-ments are prevented or would be detected within a timely period by Company personnel in the normal course of performing their assigned functions. The concept of reasonable assurance is based on the recognition that the cost of controls should not exceed the expected benefits. Management maintains an internal audit function and an internal control function which are responsi-ble for evaluating the adequacy and application of financial and operating controls and for testing compliance with Company policies and procedures.
     The responsibility of our independent auditors, KPMG Peat Marwick LLP, is limited to an expression of their opinion on the fairness of the financial statements presented. Their opinion is based on procedures, described in the second paragraph of their report, which include evaluation and testing of controls and procedures sufficient to provide reasonable assurance that the financial statements neither are materially misleading nor contain material errors.
     The Audit Committee of the Board of Directors meets periodically with management, internal auditors and independent auditors to discuss auditing and financial matters and to assure that each is carrying out its responsibilities. The independent auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss the results of their audit and their opinions on the quality of financial reporting.




                                                /s/ R. Edward Anderson
                                                R. Edward Anderson
                                                President and
                                                Chief Executive Officer


                                                /s/ Jeanette R. Peters
                                                Jeanette R. Peters
                                                Senior Vice President,
                                                Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Rose's Stores, Inc.:

     We have audited the accompanying consolidated balance sheets of Rose's Stores, Inc., Debtor-in-Possession (the Company), as of January 28, 1995 and January 29, 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 28, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over-all financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rose's Stores, Inc., Debtor-in-Possession, at January 28, 1995 and January 29, 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended January 28, 1995, in conformity with generally accepted accounting principles.

    In our previous report dated March 31, 1995, we included an explanatory paragraph that discussed the Company's operations as debtor-in-possession under Chapter 11 of the United States Bankruptcy Code and related uncertainties as of that date. Those uncertainties were resolved on April 28, 1995, when the Company emerged from bankruptcy, as discussed in Note 18.

    As discussed in Note 16 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pen-sions," in 1992.




Raleigh, North Carolina                                   KPMG Peat Marwick LLP
March 31, 1995, except for the fifth
          paragraph of Note 18 which is
          dated April 28, 1995

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share amounts)

                                                            Years Ended
                                              January 28,  January 29,   January 30,
                                                  1995         1994          1993
Revenue:
  Gross sales                                $   756,356     1,245,697     1,404,302
  Leased department sales                         24,430        42,474        42,059
  Net sales                                      731,926     1,203,223     1,362,243
  Leased department income                         5,288         8,707         9,816
    Total revenue                                737,214     1,211,930     1,372,059
Costs and Expenses:
  Cost of sales                                  555,087       932,238     1,103,160
  Selling, general and administrative            160,346       281,723       300,866
  Depreciation and amortization                    9,257        12,984        13,661
  Interest                                         5,907        12,054        13,881
    Total costs and expenses                     730,597     1,238,999     1,431,568
Earnings (Loss) Before Reorganization
  Expense, Income  Taxes, and Cumulative
  Effect of Accounting Change                      6,617       (27,069)      (59,509)
Reorganization Expense (a)                       (57,899)      (39,138)         -
Loss Before Income Taxes and Cumulative
  Effect of Accounting Change                    (51,282)      (66,207)      (59,509)
Income Taxes (Benefits)
  Current                                           -             -           (7,599)
  Deferred                                          -             -            6,650
    Total                                           -             -             (949)
Loss Before Cumulative Effect of
  Accounting Change                              (51,282)      (66,207)      (58,560)
Cumulative Effect of Adopting SFAS 106 (b)          -             -           (5,031)
Net Loss                                     $   (51,282)      (66,207)      (63,591)
Loss Per Share Before Cumulative Effect
  of Accounting Change                       $     (2.73)        (3.53)        (3.14)
Cumulative Effect of Adopting
  SFAS 106 (b)                                      -              -           (0.27)
Loss Per Share                               $     (2.73)        (3.53)        (3.41)

(a)  On September 5, 1993, the Company filed a voluntary petition in the United States
Bankruptcy Court for the Eastern District of North Carolina seeking to reorganize under
Chapter 11 of the Bankruptcy Code.  The consolidated financial Statements contained herein have been prepared in accordance with generally accepted accounting principles applicable to a going concern and do not purport to reflect or to provide for all the consequences of the ongoing Chapter 11 reorganization.
     Included in the reorganization expense for 1994 is a provision of $43,000 for the costs of closing 59 stores in May 1994 and realigning corporate and administrative costs.  Included in the reorganization expense for 1993 is a provision of $39,500 for the costs of closing 43 stores in
January 1994.  Included in the 1994 and 1993 reorganization costs, in addition to the costs of closing the stores, are the DIP Facility fee amortization and expenses, professional fees and other reorganization costs.  Offsetting the 1993 expense is a reversal of prior reserves for closings due to the anticipated rejections of closed store leases.
(b)  In 1992, the Company adopted SFAS 106 "Employers' Accounting for Postretirement Benefits
Other Than Pensions," which requires the Company to accrue health insurance benefits over the period in which associates become eligible for such benefits.  The cumulative effect of adopting SFAS 106 was a one-time charge of $5,031.

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

                                                                    Years Ended
                                                           January 28,      January 29,
                                                              1995             1994
Assets

 Current Assets
   Cash and cash equivalents                              $    1,350           11,955
   Accounts receivable                                        12,140           15,057
   Inventories                                               119,567          203,150
   Prepaid merchandise                                         6,632           10,757
   Other current assets                                        5,531            7,457
     Total current assets                                    145,220          248,376

 Property and Equipment, at cost,
   Less accumulated depreciation and amortization             34,707           50,234

 Deferred Tax Benefits                                         3,164            6,447
 Other Assets                                                     95            3,048
                                                           $ 183,186          308,105
Liabilities and Stockholders' Equity (Deficit)

 Current Liabilities
   Reclamation claims                                      $    -               4,000
   Debtor-in-possession financing                                600             -
   Current maturities of capital lease obligations               628            2,374
   Accounts payable                                           23,392           35,507
   Accrued salaries and wages                                  7,821           12,295
   Reserve for store closings                                  8,530             -
   Deferred tax liabilities                                    3,164            6,447
   Other current liabilities                                   9,076           14,113
     Total current liabilities                                53,211           74,736

 Liabilities Subject to Settlement Under
   Reorganization Proceedings                                156,474          207,456

 Capital Lease Obligations (excluding current
   maturities                                                    646            1,907
 Deferred Income                                               1,993            2,296
 Accumulated Postretirement Benefit Obligation                 6,048            5,614

 Stockholders' Equity (Deficit)
   Voting common stock
     Authorized 30,000 shares; issued 10,800 shares            2,250            2,250
   Non-voting Class B stock
     Authorized 30,000 shares; issued 12,659 shares           18,795           18,795
   Paid-in capital-stock warrants                              2,700            2,700
   Retained earnings (accumulated deficit)                   (40,313)          10,969
                                                             (16,568)          34,714
   Less cost of stock held in treasury                       (18,618)         (18,618)

         Total stockholders' equity (deficit)                (35,186)          16,096

                                                           $ 183,186          308,105

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(Amounts in thousands)

                                            Voting            Non-Voting
                                       Common Stock     Class B Stock                             Retained        Treasury Stock
                                                                                Paid-In          Earnings
                                                                             Capital-Stock     (Accumulated)
                                   Shares    Amount     Shares    Amount        Warrants          (Deficit)      Shares      Amount
Balance January 25, 1992           10,800    $2,250     12,659    $19,279         $ -            $140,767        (4,866)   $(19,576)
Net loss for fiscal year 1992                                                                     (63,591)
Issuance of stock warrants                                                         2,700
Other                                                                (262)                                           91         542
Balance January 30, 1993           10,800     2,250     12,659     19,017          2,700           77,176        (4,775)    (19,034)
Net loss for fiscal year 1993                                                                     (66,207)
Other                                                                (222)                                           74         416
Balance January 29, 1994           10,800     2,250     12,659     18,795          2,700           10,969        (4,701)    (18,618)
Net loss for fiscal year 1994                                                                     (51,282)
Balance January 28, 1995           10,800    $2,250     12,659    $18,795         $2,700         $(40,313)       (4,701)   $(18,618)



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

                                                                         Years Ended
                                                          January 28,  January 29,  January 30,
                                                              1995         1994         1993
Cash flows from operating activities:
Net loss                                                   $  (51,282)    (66,207)     (63,591)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization                                 9,257      12,984       13,661
  (Gain) loss on disposal of property and equipment              (278)         98         (243)
  Deferred income taxes                                          -           -           6,650
  LIFO expense (credit)                                        (4,816)        179          186
  Write off of deferred financing costs                          -          4,528         -
  Provision for closed stores                                  43,000      26,474         -
  Cumulative effect of adopting SFAS 106                         -           -           5,031
Cash provided by (used in) assets and liabilities:
  (Increase) decrease in accounts receivable                    2,917      (1,773)       1,554
  (Increase) decrease in prepaid merchandise                    4,125     (10,757)        -
  (Increase) decrease in inventories                           91,817     (13,948)      78,167
  (Increase) decrease in other current and non-current
    assets                                                      2,330         859       (2,564)
  Increase (decrease) in accounts payable                     (17,152)     35,051       19,555
  Increase (decrease) in accrued expenses and
    other liabilities                                          (9,429)        724        2,216
  Increase (decrease) in federal and state income
    taxes payable                                                -          8,005       (1,146)
  Increase (decrease) in reserve for future store
    closings                                                  (13,060)     13,088      (17,799)
  Increase (decrease) in deferred income                         (303)     (1,250)      (1,882)
  Increase (decrease) in accumulated postretirement
    benefit obligation                                            434         318          265
  Other                                                          -           -              11
Net cash provided by operating activities                      57,560       8,373       40,071
Cash flows from investing activities:
  Purchases of property and equipment                          (2,015)     (9,109)      (9,629)
  Proceeds from disposal of property and equipment                734           9          489
Net cash used in investing activities                          (1,281)     (9,100)      (9,140)
Cash flows from financing activities:
  Net activity on debtor-in-possession facility                   600        -            -
  Payments on pre-petition secured debt                       (65,437)     (1,127)     (12,000)
  Principal payments on capital lease obligations              (2,047)     (2,358)      (2,337)
  Increase (decrease) in bank drafts outstanding                 -         (3,128)      (3,422)
  Other                                                          -            194          269
Net cash (used in) financing activities                       (66,884)     (6,419)     (17,490)
Net increase (decrease) in cash and cash equivalents          (10,605)     (7,146)      13,441
Cash and cash equivalents at beginning of year                 11,955      19,101        5,660
Cash and cash equivalents at end of year                   $    1,350      11,955       19,101

Supplemental disclosure of additional noncash investing
  and financing activities:
      Issuance of stock warrants                           $     -           -           2,700
      Retirement of net book value of assets in reserve
        for future store closings                               7,018       4,054        1,888
      Write-off of inventory in reserve for future
        store closings                                           -         43,661        5,257
      Capital lease obligations entered into for
        new equipment                                            -           -             418

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended January 28, 1995; January 29, 1994; and January 30, 1993 (Amounts in thousands except per share amounts)

1   PROCEEDINGS UNDER CHAPTER 11

    On September 5, 1993 (the "Petition Date"), the Company filed a voluntary petition for Relief under Chapter 11, Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Eastern District of North Carolina (the "Bankruptcy Court"). The Company is in possession of its property and is maintaining and operating its property as a debtor-in-possession pursuant to the provisions of Sections 1107 and 1108 of the Bankruptcy Code.

   In the Chapter 11 case, substantially all liabilities as of the Petition Date were subject to settlement under a plan of reorganization voted upon by certain of the Company's impaired creditors. On October 4, 1994, the Company filed with the Bankruptcy Court its First Amended Joint Plan of Reorganization (together with all amendments thereto approved by the Bankruptcy Court, the "Joint Plan of Reorganization"). This Joint Plan of Reorganization was submitted to the Court on behalf of the Company, the Pre-Petition Secured Noteholders, Bank of Tokyo, Ltd., the Official Committee of Unsecured Creditors, and the Official Committee of Equity Security Holders. Capitalized terms used herein and not defined are defined in the Joint Plan of Reorganization.

     The Company's First Amended Disclosure Statement Relating to the First Amended Joint Plan of Reorganization, First Amended Joint Plan of Reorganization and Related Court Order and Notice, dated October 5, 1994, was approved by the Bankruptcy Court on October 5, 1994. The Joint Plan of Reorganization was confirmed by order of the Bankruptcy Court dated December 14, 1994.

    By orders dated February 3, 1995 and February 13, 1995, the Bankruptcy Court approved technical modifications to the Joint Plan of Reorganization. In addition the Company has filed a Motion for Approval of Modifications to First Amended Plan of Reorganization and Entry of Order Approving Modified and Re-stated First Amended Joint Plan of Reorganization the primary effects of which will be (i) to provide that Class 2B (Pre-Petition Lenders' Allowed Secured Claims) shall be paid in full, in cash, contemporaneously with the closing of the Post Effective Date Financing Facility, and (ii) to delete references in the plan to the Alternative Treatment Provisions which would have required liquidation of the Company's assets if the requirements for emergence from Chapter 11 are not met.

     Subject to the conditions stated in the Joint Plan of Reorganization, as stated below, the plan shall become effective on that date (the"Effective Date") on or before April 30, 1995, on which all conditions to effectuation have been satisfied.

     The Joint Plan of Reorganization provides for, among other things, the cash payments of $26,400 to its Pre-Petition Secured lenders and amounts owing under the DIP Facility and various administrative and tax claims due at the effective date, and the distribution of all of the common stock of reorganized

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rose's in the amount of 10,000 shares (including 150 shares reserved for issu-ance to officers of the Company as a management incentive and retention program, approved by order of the Bankruptcy Court dated February 14, 1995) to unsecured creditors to settle projected claims of $115,000 to $130,000. The order of the Bankruptcy Court referenced above, dated February 14, 1995, approving the management incentive and retention program also provides for issuance of options for 550,000 shares of common stock of the Company to officers which are to be issued within 90 days of the Effective Date. Additionally, shareholders of record as of the effective date of the Plan will receive their pro-rata share of approximately 4,286 warrants. Each warrant shall entitle the holder to purchase one share of common stock of the reorganized Rose's at a price to be determined in accordance with the applicable provisions of the plan of reorganization. The warrants expire on the seventh anniversary of the effective date of the Plan. In addition, RSI Trading, Inc., a wholly owned subsidiary of the Company has been merged into the Company under provisions of the Joint Plan of Reorganization.

     Under the Bankruptcy Code, and in accordance with the Joint Plan of Reorganization, the Company will assume or reject real estate leases, employment contracts, and unexpired executory pre-petition contracts subject to Bankruptcy Court approval. The Company has established its estimated liabilities for such items during the bankruptcy period and will settle or carry forward portions of the liabilities (for assumed leases) at the Effective Date.

    On confirmation of a plan of reorganization, the Company expects to utilize "Fresh Start Accounting" in accordance with the guidelines for accounting for emergence from bankruptcy. Fresh Start Accounting is expected to result in a restatement of Company assets to reflect current values. (See Footnote 2)

2  FRESH START CONSOLIDATED BALANCE SHEET

     In 1990, the American Institute of Certified Public Accountants issued Statement of Position 90-7 ("Reorganization SOP") "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("Fresh-Start Reporting"). The application of Fresh-Start Reporting requires adjusting assets and liabilities to their estimated fair value at the effective date of the reorganization. The following are estimates of the adjustments that would have been applied to the 1994 fiscal year-end balance sheet if the Company had emerged on January 28, 1995.

     The valuation information contained herein is not a prediction or guarantee of the future trading price of the New Rose's Common Stock to be issued under the Plan. The trading price of securities issued under a plan of reorganization is subject to many unforeseeable circumstances and therefore cannot be accu-rately predicted. The estimates of value were prepared through the applica-tion of various valuation techniques and do not purport to reflect or constitute appraisals of the actual market value that may be realized through the sales of the New Rose's Common Stock to be issued. The actual market price of the New Rose's Common Stock at the time of issuance will depend upon prevailing interest rates, market conditions, the condition and prospects of the Company, including the anticipated initial securities holding of pre-petition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally may influence the prices of securities; therefore, the New Common Stock is likely to trade at values that could differ materially from the amounts assumed herein.

PROFORMA CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

                                                                                     Unaudited
                                                                  "Fresh Start       Proforma
                                                   January 28,      Accounting"       January 28,
                                                      1995          DR        CR       1995

Assets

 Current Assets
   Cash and cash equivalents                        $    1,350                            1,350
   Accounts receivable                                  12,140                           12,140
   Inventories                                         119,567    26,195 (1)            145,762
   Prepaid merchandise                                   6,632                            6,632
   Other current assets                                  5,531                1,252 (2)   4,279
     Total current assets                              145,220    26,195      1,252     170,163

 Property and Equipment, at cost,
   Less accumulated depreciation and amortization       34,707               34,707 (3)    -

 Deferred Tax Benefits                                   3,164                            3,164
 Other Assets                                               95                   95 (3)    -
                                                     $ 183,186    26,195     36,054     173,327
Liabilities and Stockholders' Equity (Deficit)

 Current Liabilities
   Debtor-in-possession financing                    $     600       600 (4)               -
   Working capital facility                               -                  27,023 (4)  27,023
   Current maturities of capital lease obligations         628                              628
   Accounts payable                                     23,392                           23,392
   Accrued salaries and wages                            7,821                            7,821
   Reserve for store closings                            8,530                            8,530
   Deferred tax liabilities                              3,164                            3,164
   Other current liabilities                             9,076                5,000 (5)  14,076
     Total current liabilities                          53,211       600     32,023      84,634

 Liabilities Subject to Settlement Under
   Reorganization Proceedings                          156,474   156,474 (5)               -

 Excess of Net Assets Over Reorganization Value           -                  46,080 (3)  46,080

 Capital Lease Obligations                                 646                              646
 Deferred Income                                         1,993                            1,993
 Accumulated Postretirement Benefit Obligation           6,048     1,074 (6)              4,974

 Stockholders' Equity
   Voting common stock                                   2,250     2,250 (7) 35,000 (8)  35,000
   Non-voting Class B stock                             18,795    18,795 (7)               -
   Paid-in capital-stock warrants                        2,700     2,700 (7)               -
   Retained earnings (accumulated deficit)             (40,313)              40,313 (9)    -
                                                                                   (10)
                                                       (16,568)   23,745     75,313      35,000
   Less cost of stock held in treasury                 (18,618)              18,618 (7)    -

         Total stockholders' equity (deficit)          (35,186)   23,745     93,931      35,000

                                                     $ 183,186   181,893    172,034     173,327

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Explanations of adjustment columns of Proforma Consolidated Balance Sheet are as follows:

(1)  Adjustment to write-up inventories by the current LIFO reserve.
(2)  To write-off prepaid facility fees.
(3) The excess reorganization value was allocated to non-current assets, with any excess recorded as a deferred credit to be amortized to income over the period of expected benefit but not more than 10 years.
(4) Borrowings have been adjusted to reflect payments to be made in accordance with the plan of reorganization as follows:
     (a)  $600 for pay off of the DIP Facility
     (b)  $26,423 for pay off of pre-petition secured debt
(5)  Liabilities Subject to Settlement have been settled as follows:
     (a)  $26,423 pre-petition secured debt is paid in cash
     (b) $5,000 of priority claims, cure amounts and reclamation claims have been moved to current liabilities
     (c)  The remaining unsecured claims will be settled with stock
(6)  Adjustment to reverse unrecognized gain on transition obligation.
(7)  Cancellation of Class B stock, warrants, and treasury stock.
(8) To reflect estimated value of new equity upon the issuance of new Rose's common stock.
(9)  Elimination of old accumulated deficit.
(10) Earnings from operations were $6,617 in 1994. If the emerged Company had traded during the year, the earnings would have been approximately $15,874 as there would have been no depreciation charged during the year.

3  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Going Concern Basis The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business, in accordance with the American Institute of Certified Public Accountants' State-ment of Position 90-7, "Financial Reporting by Entities Under the Bankruptcy Code." Substantially all current and long-term liabilities existing at the time the petition for reorganization under Chapter 11 was filed have been reclassified as liabilities subject to settlement under reorganization pro-ceedings. The financial statements do not include any adjustments or reclass-ifications that might be necessary should the Company be unable to continue in existence.

    Consolidated Financial Statements The Company's consolidated financial statements include the accounts of a wholly-owned subsidiary. Intercompany accounts and transactions are eliminated. In January 1995, the wholly-owned subsidiary was merged with the Company.

    Fiscal Year Fiscal years 1994, 1993 and 1992 ended on January 28, 1995; January 29, 1994; and January 30, 1993, respectively. Fiscal years 1994 and 1993 contained 52 weeks and fiscal year 1992 contained 53 weeks.

    Cash Equivalents The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Interest-bearing cash equivalents are carried at cost, which approximates market. Bank drafts outstanding have been reported as a current liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Inventories Substantially all merchandise inventories are valued on a last-in, first-out (LIFO) cost basis.

   Revenue Sales are recorded at the time merchandise is exchanged for tender. The Company does not make any warranties on the merchandise sold, but allows customers to return merchandise which reduces sales. In many cases, the Company returns damaged goods to the vendor for credit or has negotiated a damage allowance to offset the cost of writing off the merchandise. In the case of layaways, sales are recorded for the total amount of the merchandise when the customer puts the merchandise on layaway. If the layaway is not paid in full by the end of 60 days, the Company's policy is to cancel the layaway, reduce sales and return the merchandise to stock.

    Depreciation and Amortization   The provision for depreciation and
amortization is based upon the estimated useful lives of the individual assets and is computed principally by the declining balance and straight-line methods. The principal lives for depreciation purposes are 40 to 45 years for buildings and 5 to 10 years for furniture, fixtures, and equipment. Improvements to leased premises are amortized by the straight-line method over the term of the lease or the useful lives of the improvements, whichever is shorter. Capitalized leases are generally amortized on a straight-line basis over the lease term.

    Profit-Sharing Plan The Company has a noncontributory trusteed profit-sharing plan for eligible associates. The amount of the contribution is determined by a formula plus additional amounts authorized by the Board of Directors, but may not exceed the maximum allowable deduction for income tax purposes. The plan may be terminated at any time, and if terminated, the Com-pany will not be required to make any further contributions to the trust.

     On February 15, 1995, the Board of Directors of the Company approved resolutions providing for merger of the profit sharing plan into the 401(k) plan maintained by the Company, such merger to be effective July 1, 1995. The merged plan will take the form of the 401(k) plan, subject to any modifications that may be necessary or desirable to give effect to the merger.

    Income Taxes In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Effective January 31, 1993, the Company adopted Statement 109 and reported that the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of operations is immaterial.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and ex-pense items that are reported in different years for financial reporting pur-poses and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

     Earnings (Loss) Per Share Earnings (loss) per share is computed on the weighted average number of shares outstanding during the year. The average number of shares used to compute earnings (loss) per share was 18,758 shares in 1994; 18,740 shares in 1993; and 18,638 shares in 1992. The exercise of outstanding stock options and warrants would result in an anti-dilutive effect on loss per share and are excluded from the calculation.

    Postretirement Health Insurance Benefits The Company provides health insurance benefits for retirees who meet minimum age and service requirements and are covered by the medical plan at retirement. Beginning in 1992, the Company recognizes the cost of retiree health insurance benefits over the associates' period of service.

4  ACCOUNTS RECEIVABLE

    Accounts Receivable are comprised of layaway receivables ($2,651 and $3,262 in 1994 and 1993, respectively) and other receivables ($9,489 and $11,795 in 1994 and 1993, respectively). Other receivables consist primarily of amounts due from vendors for returns, co-op advertising, shoe department income, and coupons.

    The Company does not provide for an allowance for doubtful accounts for layaways because the Company holds the merchandise or for other receivables because the Company expects uncollectible amounts to be immaterial as deductions can be taken against future amounts due to vendors.

5  INVENTORIES

    A summary of inventories as of January 28, 1995 and January 29, 1994 is as follows:

                                            Fiscal Years
                                          1994         1993
  Inventories valued at
    FIFO cost                          $ 145,762      237,579
  LIFO reserve                           (26,195)     (34,429)
  Inventories substantially
     valued at LIFO cost               $ 119,567      203,150


    During 1994 and 1993, inventories were reduced, resulting in the liquidation of LIFO inventory layers. The effect of this inventory liquidation was a reduction in the costs related to closed stores of approximately $3,419 in 1994 and $1,347 in 1993.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6  PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                               Fiscal Years
                                           1994            1993

    Land                                 $    641             641
    Buildings                              20,408          19,883
    Furniture, fixtures, and equipment     82,978         107,540
    Improvements to leased premises        13,164          18,896
      Total                               117,191         146,960
    Less accumulated depreciation
      and amortization                    (83,265)       (100,065)
                                           33,926          46,895
    Capitalized leases                      6,400          11,894
    Less accumulated amortization          (5,619)         (8,555)
                                              781           3,339
      Net property and equipment         $ 34,707          50,234

7  DEBT

   Debt outstanding was as follows:
                                                         Fiscal Years
                                                      1994          1993
   Senior notes, interest payable semi-
     annually at 11.00% and principal payable
     1993 to 1998                                   $ 21,136        70,583
   Term note, interest payable monthly
     at 11.00% and principal payable
     1993 to 1998                                      5,063        10,000
   Term note, interest payable monthly
     at prime plus 3% and principal
     payable 1993 to 1998                               -            7,335
   Borrowings under revolving credit facilities         -            3,646
   Pre-petition interest                                224           297

     Total Debt                                       26,423        91,861
        Less: Liabilities subject to settlement
              under reorganization proceedings       (26,423)      (91,861)
              Current portion (See Note 8)              -             -

   Debt due after one year                         $    -             -

   Borrowings under Debtor-in-Possession
     Financing                                     $     600          -

     As a result of the Company's Chapter 11 filing on September 5, 1993 (See
Note 1), debt and accrued interest totaling $26,423 at January 28, 1995 and $91,861 at January 29, 1994, have been reclassified as "Liabilities Subject to Settlement Under Reorganization Proceedings" (See Note 8). The Company wrote-off the unamortized balance of deferred financing costs of $4,528 associated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

with the long-term debt as it was determined no future benefit would be real-ized from these costs. The write-off is included in reorganization costs for the year ended January 29, 1994.

    Generally, under the Bankruptcy Code, interest on pre-petition claims ceases accruing upon the filing of a petition; however, if the claims are collateral-ized by an interest in property with value (less the cost of preserving such property) exceeding the amount of the debt, post-petition interest may be pay-able. The Bankruptcy Court has ordered the Company to make adequate protection payments to various creditors. Although payments have been made without pre-judice to any such future determination of payment classification, certain monthly payments made since September 5, 1993 have been recorded as interest expense. Additional adequate protection payments were made to various creditors in 1993 and 1994 as described more fully below.

    On May 29, 1992, the Company signed an agreement with its long-term lenders to restructure the principal payments of its long-term debt. The agreement resulted in a six and one-half year amortization of the then outstanding long-term notes of $102,500. The restructuring of the term notes required a fee payment. The agreement with some of the long-term lenders granted them warrants exercisable into the Company's Non-Voting Class B stock at an option price of $5 per share. These warrants will be cancelled upon emergence in accordance with the Company's Plan of Reorganization. Also on May 29, 1992, the Company signed an agreement with its banks to provide revolving credit facilities through May 31, 1994, including an amount designated for letters of credit related to imports. The Company pledged inventories located in approximately 50% (currently 73% of remaining stores) of its stores and a collateral pool of $26,500 to its long-term lenders and banks. The $26,500 collateral pool consisted of the Company's Distribution Center and, to the extent necessary, the inventory located in the Distribution Center. In addition, all other property and equipment were pledged as collateral. The Company also pledged approximately $3,000 of inventory to a long-term lender to collateralize the lender's deferral of previously scheduled payments.

     At the time of the Company's filing on September 5, 1993, debt and accrued interest totaling $92,762 were outstanding under its long-term notes and debt and accrued interest totaling $15,617 were outstanding under its revolving credit facilities. The Bankruptcy Court ordered the Company to make certain adequate protection payments relating to cash collateral and proceeds resulting from the stores closed in 1993 and 1994 that were pledged to its lenders and banks. In 1993 and 1994, the Company made adequate protection payments totaling $16,518 and $65,437, respectively, to its lenders in accordance with the related Bankruptcy Court orders. The payments were applied against debt and accrued interest outstanding as of September 5, 1993, in accordance with the applicable loan documents.

     The Company entered into a Debtor-in-Possession Revolving Credit Agreement dated as of September 20, 1993, (the "DIP Facility") with G. E. Capital Corporation, as lender, under which the Company is allowed to borrow or issue letters of credit up to $125,000 for general corporate purposes, subject to certain restrictions defined in the DIP Facility. The term of the DIP Facility

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

is for twenty-four months unless extended by the lender and the Bankruptcy Court upon request by the Company. The DIP facility will also terminate on the effective date of the Company's Plan of Reorganization. On October 14, 1993, a motion was entered in Bankruptcy Court authorizing the Debtor-in-Possession to borrow funds with priority over administrative expenses and secured by liens on property of the Company, subject to certain defined restrictions as further amended on January 31, 1994. The DIP Facility included limitations on capital expenditures, limitations on the incurrence of additional liens and indebted-ness, limitations on the sale of assets, limitations on adequate protection pay-ments, and a prohibition on paying dividends. The DIP Facility also includes financial covenants pertaining to EBITDA (earnings before interest, taxes, depreciation, and amortization) and net cash flows. The DIP Lender has a super-priority claim against the property of the Company, other than real property.

     The DIP Facility has a sub-limit of $35,000 for the issuance of letters of credit. As of January 28, 1995 and January 29, 1994, approximately $9,416 and $19,316, respectively, in letters of credit were outstanding.

     At the Company's option, the Company may borrow at an index rate, which is the highest prime or base rates of interest quoted by specified banks or the latest annualized yield on 90 day commercial paper, plus 1.25% or at the LIBOR rate plus 2.25%. Although there are no compensating balance requirements, the Company is required to pay a fee of .5% per annum of the average unused portion of the DIP Facility.

     At January 28, 1995, $600 was outstanding under the DIP Facility. The average borrowings amount under the facility was $9,320 in 1994, and $27,781 in 1993 with a daily weighted average annual interest rate of 7.4% in 1994 and 5.9% in 1993. The maximum amount of borrowings outstanding under the DIP Facility at any period end was $34,975 in 1994 and $33,930 in 1993.

     No short-term borrowings were outstanding at January 29, 1994 and January 30, 1993. For the year ending January 29, 1994, the average amount of short-term borrowings under the Company's revolving credit facilities, prior to September 5, 1993 was $6,767 with a daily weighted average annual interest rate of 9.0%; average borrowings under the DIP Facility were $27,781 with a daily weighted average annual interest rate of 5.9%. The average amount of short-term debt outstanding was $10,849 for 1992 with a daily weighted average inte-rest rate of 9.3%. The maximum amount of short-term debt outstanding at any period-end was $33,930 in 1993 and $40,500 in 1992.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8  LIABILITIES SUBJECT TO SETTLEMENT UNDER REORGANIZATION PROCEEDINGS

Liabilities subject to settlement under the reorganization proceedings have been separately classified and consist of the following:

                                              Fiscal Years
                                          1994            1993
Pre-petition debt and interest          $ 26,423          91,861
Accounts payable                          83,991          85,057
Lease rejection claims                    36,724          21,314
Accrued liabilities                        9,336           9,224
  Liabilities subject to
    settlement under reorganization     $156,474         207,456


     Included in current liabilities at the end of 1993 was $4,000 related to estimated vendor reclamation claims for merchandise received immediately prior to the filing date. During 1994, pursuant to a court approved reclamation claim settlement procedure, all reclamation claims were settled either for an imme-diate payment of 60% of the agreed amount or for an immediate payment of 42% of the agreed amount with the balance payable with other administrative claims under the Plan of Reorganization.

     Actions to enforce liabilities subject to settlement are stayed while the Company is under the protection of the Bankruptcy Code. As part of the Chapter 11 reorganization process, the Company has endeavored to notify all known or potential creditors of the Filing for the purpose of identifying all pre-petition claims against the Company. Generally, creditors whose claims arose prior to the Petition Date had until the January 13, 1994 "Bar Date" to file claims or be barred from asserting claims in the future, except in instances of claims arising from the subsequent rejection of executory contracts by the Company, the Company's subsequent recovery of property transferred to claimants prior to September 5, 1993, and for claims related to certain other items including income taxes.

    The Company is actively negotiating with creditors and/or seeking the court-ordered disallowance of claims which have been filed in the Chapter 11 proceed-ing and are disputed by the Company. Approximately $61,182 in disputed claims have been disallowed to date. The Company estimates that the ultimate liability for unsecured claims will be approximately $120,000 and that, at the Effective Date of the Plan of Reorganization, there will be approximately $90,000 in allowed claims and reserves for claims which will ultimately be reduced to ap-proximately $30,000. The foregoing unsecured claims will receive distributions of stock in settlement of such allowed claims. In addition, there will be $5,000 in administrative or priority claims which will be paid in cash under the terms of the Plan of Reorganization on or after the Effective Date of the Plan.

    Additional bankruptcy claims and pre-petition liabilities may arise from the termination of other contractual obligations and the settlement of disputed claims. Consequently, the amount included in the consolidated balance sheet as liabilities subject to settlement under reorganization proceedings may be subject to further adjustment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9  INTEREST EXPENSE

   Interest expense consisted of the following:

                                            Fiscal Years
                                 1994          1993           1992
    Long-term debt              $ 5,494         9,629         10,559
    Short-term debt                 118           917          1,004
    Capital leases                  295           579            794
    Other                          -              929          1,524
    Interest expense            $ 5,907        12,054         13,881

   The Company paid interest of $7,100 in 1994, $8,944 in 1993, and $17,235 in 1992. The interest paid includes $612 in 1994 and $299 in 1993 related to the DIP facility classified as reorganization expense.

10  RESERVE FOR FUTURE STORE CLOSINGS

     The closed store reserve was increased by $39,500 in 1993 to provide for the effect of 43 stores closed in January 1994. This expense was offset by $13,026 relating to the rejection of certain closed store leases during the reorganization process. Included under liabilities subject to settlement under reorganization proceedings is $21,314 related to closed store lease rejection claims.

     During 1994, the reserve for future closings was increased by $43,000 to provide for the effect of 59 stores closed in May 1994. Liabilities subject to settlement under reorganization proceedings was increased by $15,585 for related closed store lease rejection claims. The Company has decided to close an additional seven stores during 1995.

     The closed store reserve has increased by $26,489 in 1994 and decreased $8,153 in 1993. Following are the cash and noncash items charged to the reserves in 1994 and 1993:
                                                    Fiscal Years
                                                   1994         1993
    Noncash activity:
      Reserve for additional store closings      $(43,000)     (39,500)
      Closed store lease rejection benefit           (148)      13,026
      Retirement of net book
        value of assets                             7,018        4,054
      Write-off of inventory                         -          45,008
      Benefit from liquidating
        LIFO inventory                             (3,419)      (1,347)
    Cash activity                                  13,060      (13,088)
    (Increase) decrease in the
      closed store reserve                       $(26,489)       8,153

     The cash expenses include the operating results until closing, rental payments and costs of removing fixtures from closed stores.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11  STOCKHOLDERS' EQUITY

     There are 30,000 shares (with no par value per share) each of Voting Common and Non-Voting Class B Stock authorized. The number of shares issued and outstanding was as follows:

                                                          Fiscal Years
                                                       1994          1993
                     Voting Common Stock                8,262         8,262
                     Non-Voting Class B Stock          10,496        10,496
                      Total                            18,758        18,758

     On January 24, 1991, the Board of Directors adopted a resolution suspending the payment of dividends until future operating profits warrant reinstatement. Among other things, the Company's DIP Facility includes restrictions on the payment of cash dividends and the repurchase of stock. At January 28, 1995, such restrictions preclude the payment of dividends or the repurchase of stock. In addition, the Company is precluded from paying dividends while the Chapter 11 case is pending and the Registrant is restricted from paying cash dividends under the terms of its exit financing facility.

    All existing stock of the Company will be cancelled as of the effective date of the Joint Plan of Reorganization. The Joint Plan of Reorganization provides for the distribution of all of the common stock of reorganized Rose's in the amount of 10,000 shares (including 150 shares reserved for issuance to officers of the Company as a management incentive and retention program, approved by order of the Bankruptcy Court dated February 14, 1995) to unsecured creditors to settle projected claims of $115,000 to $130,000. The order of the Bankruptcy Court referenced above, dated February 14, 1995, approving the management incen-tive and retention program also provides for issuance of options for 550,000 shares of common stock of the Company to officers which are to be issued within 90 days of the Effective Date. Additionally, shareholders of record as of the effective date of the Plan will receive their prorata share of 4,286 warrants. Each warrant shall entitle the holder to purchase one share of common stock of the reorganized Rose's at a price to be determined in accordance with the appli-cable provisions of the plan of reorganization. The warrants expire on the seventh anniversary of the effective date of the Plan.

12  STOCK OPTIONS

     The Company's Equity Compensation Plan, which was approved by the stockholders on May 22, 1991, is designed to benefit the executives and key employees of the Company by allowing the grant of a variety of different types of equity-based compensation to eligible participants. The plan provides for the granting of a maximum of 1,500 shares of Non-Voting Class B Stock. One half of the options are exercisable one year after the date of grant with the balance exercisable two years after grant date. The option price per share is equal to the fair market value on the date of grant for all options granted prior to June 1992. Effective June 1992, the option price per share is equal to the greater of $5 or the fair market value on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     On October 19, 1992, the Board of Directors approved the Adjunct Stock Plan for officers of the Company for issuance as of November 2, 1992, and authorized 842 shares of the Non-Voting Class B Stock currently held as treasury shares to be made available for issuance under the Equity Compensation Plan. This plan was approved by stockholders on May 26, 1993. The stock options granted to the officers are contingent on a stock price of $15 being attained during the three-year period beginning November 2, 1992 and the stock price remaining above $12 for at least 30 days thereafter. The option price is $5.

     On May 26, 1993, the stockholders approved a provision for nondiscretionary grants of stock options to Outside Directors with an initial grant dated January 1, 1993. The stock options granted to Outside Directors consist of an option to purchase 5 shares of Non-Voting Class B Stock. Each Outside Director is entitled to receive a maximum of three such awards. The exercise price per share for each Outside Director is the greater of the fair market value as of each option grant date or $5. Each award of a nondiscretionary stock option to Outside Directors is fully vested and may be exercised in full or in part. These options cease to be exercisable three months after the optionee ceases to be an Outside Director, unless attributable to death or disability, in which case such option expires one year thereafter. The Company has granted 55 shares to Out-side Directors at an exercise price of $5 per share.

     Information regarding the Company's stock option plan is summarized below:

                                             Price       Number of
                                             Range         Shares

    Outstanding, January 30, 1993         $2.50 - 7.00       1,341
    Granted                                5.00 - 6.31         687
    Exercised                              2.50 - 4.75         (74)
    Canceled                               2.50 - 6.69        (224)
    Outstanding, January 29, 1994          2.50 - 7.00       1,730
    Canceled                               2.50 - 7.00        (823)
    Outstanding, January 28, 1995          2.50 - 7.00         907
    Exercisable, January 28, 1995          2.50 - 7.00         669

     All stock options will be canceled upon emergence in accordance with the Company's Plan of Reorganization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13  REORGANIZATION COSTS

     Professional fees and expenditures directly related to the filing have been segregated from normal operations and are disclosed separately. The major components of these costs for fiscal 1994 and 1993 are as follows:

                                                  Fiscal Years
                                              1994           1993
     Closed store provision                 $ 43,000         39,500
     Closed store lease rejections              -           (13,026)
     DIP financing fees and expense
       amortization                            3,445          1,238
     Write-off of pre-petition debt
       issue costs                              -             4,528
     Professional fees and other
       bankruptcy related expenses            11,454          6,898

       Total reorganization costs           $ 57,899         39,138


    The 1994 and 1993 store closing provisions cover the costs incurred in closing 59 stores in May 1994, and 43 stores in January, 1994, respectively, together with penalties to be incurred upon the rejection of related building and personal property leases. Offsetting the 1993 expenses is a reversal of prior reserves for closings due to the rejection of closed store leases.

14  INCOME TAXES

    Effective January 31, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As permitted under the new rule, prior years' financial statements have not been restated. The cumulative effect of adopting this Statement as of January 31, 1993 was immaterial to net earnings.

The components of income taxes (benefits) were as follows:

                                                    Fiscal Years
                                         1994            1993           1992
        Taxes currently payable
          (receivable):
          Federal                     $   -               -            (7,578)
          State                           -               -               (21)
                                          -               -            (7,599)
        Deferred:
          Federal                         -               -             6,650
          State                           -               -              -
                                          -               -             6,650
                                      $   -               -              (949)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    A reconciliation of income taxes (benefits) from federal statutory rates to actual tax rates follows:

                                                       Fiscal Years
                                1994        1993       1992        1994       1993      1992
                                          Amount                   % of Pretax Earnings (Loss)

Income taxes (benefits) at
  federal statutory rates      $(17,436)  (22,510)   (21,436)       34.0%      34.0%     34.0%
State income taxes, net of
  federal income tax benefits    (2,227)   (2,875)       (21)        4.3        4.3        -
Non-deductible bankruptcy exp     3,405     1,649       -           (6.6)      (2.5)       -
Net operating loss carryforward  16,256    23,570     20,542       (31.7)     (35.6)    (32.6)
Other                                 2       166        (34)        0.0       (0.2)      0.1
                                  $   -         -          (949)         - %        - %      1.5%

     As discussed above, the Company changed its method of accounting for income taxes from the deferred method to the liability method. The objective of the liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates that are expected to be in effect when such amounts are realized or settled.

    The significant components of deferred income tax expense for the year ended January 28, 1995 are as follows:

     Deferred tax expense (exclusive of the effects of
       other components listed below)                         $(14,538)
     Increase in beginning-of-the-year balance of the
       valuation allowance for deferred tax assets              14,538
                                                                  -

    Deferred tax liabilities (assets) are comprised on the following:

                                                        Years Ended
                                                 January 28,    January 29,
                                                     1995           1994
     Fixed assets                                $   2,114         2,579
     LIFO                                            2,792         6,444
     Accrued store closing costs                      -            2,295
     Other                                             190           560
       Gross deferred tax liabilities            $   5,096        11,878

     Self insurance                              $  (2,257)       (2,454)
     Accrued store closing costs                   (15,386)      (17,131)
     Postretirement health insurance                (1,691)       (2,395)
     Vacation pay accrual                             -           (1,300)
     Net operating loss carryovers                 (49,028)      (36,984)
     Credit carryforwards                             (738)         (738)
     Altmin credit carryforwards                      (427)         (427)
     Other                                          (3,099)       (3,441)
       Gross deferred tax assets                   (72,626)      (64,870)
       Deferred tax assets valuation
         allowance                                  67,530        52,992
       Net deferred tax assets                    $  5,096        11,878

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred income taxes prior to January 29, 1994 generally resulted from timing differences in the recognition of income and expense for tax and finan-cial statement purposes. Such timing differences related primarily to closed stores, depreciation, and the remerchandising reserve.

     For the year ended January 30, 1993, deferred income tax expense of $6,650 resulted from timing differences in the recognition of income and expense for income tax and financial reporting purposes.

     The Company has federal net operating loss income tax carryforwards (NOLs) totaling $144,201. These carryforwards consist of $63,434 from 1992, $45,920 from 1993, and $34,847 from 1994, that expire in January, 2008, 2009, and 2010, respectively, and will be available to reduce future federal income tax liabilities.

     Upon emergence, the NOLs will likely be reduced or their availability be restricted, in accordance with provisions of federal tax laws. All of the factors necessary to determine the extent of this reduction or restriction are not yet available, and accordingly, the amount and availability of NOLs after emergence cannot be determined.

15  LEASED ASSETS AND LEASE COMMITMENTS

     The Company has entered into leases for store locations which expire during the next 20 years. Computer equipment, transportation equipment and certain other equipment are also leased under agreements which will expire during the next five years. Management expects that leases which expire in the normal course of business will be renewed or replaced by other leases. Under Chapter 11, the Company may renegotiate or reject leases that it may otherwise have retained had no filing been made.

     At January 28, 1995, minimum rental payments due under the above leases are as follows:
                                                  Capital         Operating
                                                   Leases          Leases
     1995                                         $   728           20,260
     1996                                             277           18,859
     1997                                             225           18,035
     1998                                             145           15,872
     1999                                             145           14,590
     Later Years                                     -              77,325
     Total minimum lease payments                   1,520          164,941
     Imputed interest (rates
       ranging from 7.6% to 11.3%)                   (246)
     Present value of net minimum
       lease payments                               1,274
     Less current maturities                          628
     Capital lease obligations                    $   646

     Executory costs, such as real estate taxes, insurance, and maintenance, are generally the obligation of the lessor.

     Amortization of capitalized leases was approximately $1,746 in 1994, $2,191 in 1993, and $2,345 in 1992.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Total rental expense for the three years ended January 28, 1995 was as follows:

                                                        Fiscal Years
                                              1994          1993        1992
                Operating Leases:
                  Minimum rentals           $22,481        40,842      42,652
                  Contingent rentals          4,309         5,205      10,254
                                            $26,790        46,047      52,906

     Contingent rentals are determined on the basis of a percentage of sales in excess of stipulated minimums for certain store facilities and on the basis of mileage for transportation equipment.

     Included in rent expense was $665 for 1994, $908 for 1993, and $1,071 for 1992, paid to lessors controlled by or affiliated with certain current directors of the Company.

16  POSTRETIREMENT HEALTH INSURANCE BENEFITS

    The Company provides health insurance benefits for retirees who meet minimum age and service requirements. In addition, the associate must be covered under the active medical plan at the time of retirement to be eligible for postretirement benefits and must agree to contribute a portion of the cost. The Company has the right to modify or terminate these benefits, including the retiree contribution. The plan is not funded.

     In 1992, the Company adopted Statement of Financial Accounting Standards No.106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," (SFAS 106), retroactive to January 26, 1992. SFAS 106 requires the Company to recognize the cost of retiree health insurance benefits over the associates' period of service. The cumulative effect of adopting SFAS 106 was a one-time charge to net earnings of $5,031.

     The periodic postretirement benefit cost under SFAS 106 was as follows:

                Net Periodic Postretirement Benefit Costs:

                                              Fiscal Years
                                          1994            1993
                  Service costs          $ 236             203
                  Interest costs           493             451
                  Other                     72              12
                    Net periodic costs   $ 801             666

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The present value of accumulated postretirement benefit obligations and the amount recognized in the consolidated balance sheets were as follows:

        Accumulated Postretirement Benefit Obligations:

                                                       Fiscal Years
                                                    1994         1993
                Retirees                           $2,354        1,730
                Fully eligible active plan
                  participants                        780        1,577
                Other active plan participants      1,840        3,738
                                                    4,974        7,045
                Unrecognized gain (loss)            1,074       (1,431)
                Total accumulated postretirement
                  benefit obligations              $6,048        5,614

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% for 1994 and 7.0% for 1993.

     An increase in the cost of health insurance benefits of 9% was assumed for fiscal year 1995. The rate is assumed to decline gradually to 5% in 2001, and remain at that level thereafter. A 1% increase in the health-care cost trend rate would increase the accumulated postretirement benefit obligation at January 28, 1995, by $358 and the 1994 annual expense by $74.

17  CONTINGENCIES

     Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management and counsel, all material contingencies are either adequately covered by insurance or are without merit.

18  SUBSEQUENT EVENTS

     The Company has received a letter of commitment dated March 10, 1995 for a revolving credit facility (the "Revolving Credit Facility") to provide a Post-Effective Date Financing Facility. The commitment letter was approved by the Bankruptcy Court on March 22, 1995. A motion for authorization of the loan agreement for the Revolving Credit Facility was approved by the Bankruptcy Court on April 17, 1995 (unaudited). Subject to satisfaction of the conditions set forth in the loan agreement, the Company expects that the loan transaction, if authorized, would be closed on or about April 28, 1995, although there can be no assurance that such will be the case. The Company also expects that the other conditions precedent to the Effective Date will have been satisfied or waived on or before April 30, 1995, although there can be no assurance that such will be the case.

     The Revolving Credit Facility provides post-effective date financing for three years in the aggregate principal amount of $125,000 (to be reduced by $5,000 on each anniversary) with a letter of credit sublimit in the aggregate principal amount of $40,000 to be secured by a perfected first priority lien and security interest in all of the assets of the Company. Under the terms of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the facility, the Company will provide a $5,000 letter of credit and a second lien on its real property for the benefit of its trade suppliers for one year.

In addition to providing working capital for the Company, certain sums would be available for use by the Company to satisfy the cash distribution requirements on the Effective Date including payments to fully satisfy the claims of the Pre-Petition Secured Lenders.

    The revolving credit facility includes certain financial covenants including EBITDA, debt service coverage, capital expenditures, minimum stockholders' equity, incurrence of additional liens and indebtedness, and minimum/maximum inventory levels.

     The Company signed the Revolving Credit Facility on April 28, 1995, and has thereby met all conditions stated in the Joint Plan of Reorganization. The Company emerged from Chapter 11 effective April 28, 1995.
PAGE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Following is a summary of the quarterly results of operations during the years ended January 28, 1995 and January 29, 1994:

                                                                            Fiscal 1994
                                                                           Quarters Ended
                                                        April 30,     July 30,    October 29,  January 28,
                                                          1994          1994         1994         1995

               Gross sales                              $174,583      175,231       178,531      228,011
               Leased department sales                     5,514        6,368         6,088        6,460
               Leased department income                    1,300        1,150         1,248        1,590
               Cost of sales                             126,696      127,535       129,178      171,678
               Income (loss) before
                 reorganization expense                     (767)        (936)        1,434        6,886
               Reorganization expense (a)                (58,781)       7,971        (3,936)      (3,153)
               Net income (loss)                         (59,548)       7,035        (2,502)       3,733
               Income (loss) per share                  $  (3.17)        0.38         (0.13)         .20

                                                                             Fiscal 1993
                                                                            Quarters Ended
                                                          May 1,      July 31,     October 30,  January 29,
                                                           1993         1993          1993         1994

               Gross sales                              $288,046      301,831       276,301      379,519
               Leased department sales                     9,062       12,087        10,192       11,133
               Leased department income                    2,013        2,110         1,927        2,657
               Cost of sales                             208,230      225,816       206,152      292,040
               Income (loss) before
                 reorganization expense                    1,174      (11,616)      (17,448)         821
               Reorganization expense (a)                   -            -          (40,416)       1,278
               Net income (loss)                           1,174      (11,616)      (57,864)       2,099
               Income (loss) per share                  $   0.06        (0.62)        (3.08)         .11


(a) Included in the first quarter of 1994 reorganization cost is a $55,000 charge taken for the estimated costs of closing 59 stores in May 1994. This charge was reduced by $12,000 in the second quarter. Included in the fourth quarter of 1993 reorganization cost is a $5,000 reduction of a $44,500 third quarter charge taken for the estimated costs of closing 43 stores in January 1994. Included in 1994 and 1993 reorganization costs, in addition to the costs of closing the 43 stores, are DIP Facility fee amortization and expenses, professional fees and other reorganization costs. Offsetting the 1993 expenses is a reversal of prior provisions for closings due to the anticipated rejections of closed store leases.